Exhibit 21






              NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES

                            Subsidiaries of the Registrant


          Name of Company                     State of Organization

          Opinac Energy Corporation           Province of Ontario, Canada
             (Note 1)

          NM Uranium, Inc.                    Texas

          HYDRA-CO Enterprises, Inc.          New York

          EMCO-TECH, Inc. (Note 2)            New York

          NM Suburban Gas, Inc.               New York

          NM Holdings, Inc.                   New York




          Note 1: At December 31, 1993, Opinac Energy Corporation owns Canadian Niagara Power Company, Limited, which is incorporated in the Province of Ontario, Canada.

          Note 2:    EMCO-TECH, Inc. is inactive at December 31, 1993.